Execution Copy



                             CREDIT AGREEMENT

                        Dated as of November 5, 1997

                                 among


               CENTRAL VERMONT PUBLIC SERVICE CORPORATION,


                        THE LENDERS NAMED HEREIN


                                  and


                    TORONTO DOMINION (TEXAS), INC.,
                               as Agent

     CREDIT AGREEMENT, dated as of November 5, 1997, among CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a Vermont corporation (the "Borrower"), each of the lenders that is a signatory hereto or which, pursuant to Section 10.6 hereof shall become a "Lender" hereunder (the "Lenders"), FLEET NATIONAL BANK, as Syndication Agent, and TORONTO DOMINION (TEXAS), INC., as agent for the Lenders hereunder (the "Agent").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

                                ARTICLE I
                               DEFINITIONS

     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) .50%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum adopted from time to time by The Toronto-Dominion Bank at its principal office in New York City as the reference rate for the determination of interest rates for loans in Dollars of varying maturities to customers of varying creditworthiness and being quoted as its "prime rate" or "base rate" (the Prime Rate not being intended to be the lowest rate of interest charged by The Toronto-Dominion Bank in connection with extensions of credit), and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "ABR Loans" shall mean any Revolving Loan bearing interest at a rate determined by reference to the ABR.

     "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower and the Agent) duly completed by such Lender.

     "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" with respect to any Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agency Fee" shall mean the agency fee payable by the Borrower to the Agent pursuant to the Fee Letter.

     "Agent" shall mean Toronto Dominion (Texas), Inc., a Delaware corporation, in its capacity as Agent hereunder, and any successor Agent named pursuant to Section 9.9.

     "Aggregate Commitment" shall mean as of any date, the aggregate Commitment of all Lenders.

     "Agreement" shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office, and (iii) in the case of its Auction Borrowings its Domestic Lending Office.

     "Applicable Margin" shall mean, for each Eurodollar Loan, the applicable rate per annum set forth below based on the respective Debt
Rating:

            Debt Rating                      Applicable Margin
            -----------                      -----------------

            BB (or lower)                          0.75%

            BB+                                    0.50%

            BBB-                                   0.30%

            BBB                                    0.225%

            BBB+                                   0.185%

            A-                                     0.15%

            A (or higher)                          0.125%

     "Assignee" shall have the meaning specified in Section 10.6(c).

     "Auction Advance" means an advance by a Lender to the Borrower as part of an Auction Borrowing resulting from the auction bidding procedure described in Section 3.1.

     "Auction Borrowing" means a borrowing consisting of simultaneous Auction Advances from each of the Lenders whose offer to make one or more Auction Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 3.1.

     "Auction Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Schedule 7 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from an Auction Advance made by such Lender.

     "Available Commitment" shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over
(b) the aggregate principal amount of all Loans made by such Lender then outstanding.

     "Borrower" shall have the meaning specified in the first paragraph hereof.

     "Borrower's Senior Debt" shall mean the First Mortgage Bonds.

     "Borrowing Date" shall mean any Business Day specified in a notice pursuant to Section 2.2 or 3.1, as applicable, as a date on which the Borrower requests the Lenders to make Loans hereunder.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     "Change of Control" means any of the following:(a) any person or group of persons (within the meaning of the Exchange Act) shall have the acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of capital stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) the Borrower shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock (or the equivalent equity interest) of each of its Subsidiaries (including Catamount Energy Corporation), except any such capital stock (or the equivalent equity interest) held directly or indirectly by Catamount Energy Corporation.

     "Closing Date" shall mean the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" shall mean, as to any Lender, the obligation of such Lender to make Loans in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.

     "Commitment Percentage" shall mean, as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Aggregate Commitment(or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

     "Commitment Period" shall mean the period from and including the date hereof to but not including the Maturity Date or such earlier date on which the Commitments shall terminate as provided herein.

     "Consolidated Leverage Ratio" shall mean the ratio of Total
Indebtedness to Total Capitalization of the Borrower and its Consolidated Subsidiaries.

     "Consolidated Subsidiaries" shall mean the wholly-owned Subsidiaries of the Borrower.

     "Debt Rating" shall mean the rating (or the equivalent) of the Borrower's Senior Debt by any two of the Rating Agencies, so long as at least one of the two is Standard & Poor's; provided that if a corporate credit rating (CCR in the case of Standard & Poor's) or unsecured long term debt rating is available from Standard & Poor's and at least one other Rating Agency, then "Debt Rating" shall mean such rating (or the equivalent) and the higher of such debt rating shall be used in determining the fee set forth in Section 2.3.

     "Default" shall mean any condition or event that constitutes an Event of Default or that with notice or lapse of time or both would, unless cured or waived, constitute an Event of Default.

     "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

     "Domestic Lending Office" means, as to each Lender, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

     "Domestic Loan" means ABR Loans.

     "Duff & Phelps" shall mean Duff & Phelps, Inc. or any successor thereto.

     "Employee Benefit Plan" shall mean an employee benefit plan within the meaning of ERISA Section 3(3) maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

     "Eurocurrency Reserve Percentage" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

     "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR in effect for such Interest Period divided by (b) one minus the Reserve Percentage. For purposes hereof, the term "LIBOR" shall mean the rate per annum determined by the Agent as follows: (i) two Business Days prior to the commencement of such Interest Period, the Agent shall obtain the offered quotation(s) for U.S. Dollar deposits for a period comparable to such Interest Period that appear on the Reuter's Screen as of 11:00 a.m., London time, and if at least two such offered quotations appear on the Reuter's screen, LIBOR shall be the arithmetic average (rounded up to the nearest 1/100th of 1%) of such offered quotations, as determined by the Agent; and (ii) if the Agent is not able to obtain quotations for the determination of LIBOR pursuant to clause (i) above, LIBOR shall be the rate per annum which the Agent in good faith determines to be the arithmetic average (rounded as aforesaid) of the offered quotations for U.S. Dollar deposits in an amount comparable to the Agent's share of the relevant amount in respect to which LIBOR is being determined for a period comparable to the relevant Interest Period that leading banks in New York City selected by the Agent are quoting at 11:00 a.m., New York City time, two Business Days prior to the commencement of such Interest period in the New York interbank market to major international banks.

     "Eurodollar Lending Office" shall mean, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such office, branch or affiliate of such Lender as it may hereafter designate as Eurodollar Lending Office by notice to the Borrower and the Agent.

     "Eurodollar Loans" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

     "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate
                         --------------------
                         1.00 - Eurocurrency Reserve Percentage

     "Event of Default" shall mean any of the events specified in Article
VIII.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Existing Letter of Credit Agreements" shall mean (i) that certain Letter of Credit and Reimbursement Agreement dated as of November 1, 1994 between the Borrower and the Agent, as amended; (ii) that certain Amended and Restated Reimbursement Agreement, dated as of September 24, 1992 between the Borrower and the Agent, as amended; and (iii) that certain Reimbursement Agreement dated as of April 29, 1993 between the Borrower and the Agent as amended.

     "Federal Funds Effective Rate" shall have the meaning specified in the definition of "ABR".

     "Fee Letter" shall mean the letter, dated the Closing Date, from the Agent addressed to and accepted by the Borrower.

     "Fees" shall mean, collectively, the fees referred to in Sections 2.3(a), 2.3(b) and 2.3(c).

     "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

     "First Mortgage Bonds" means the first mortgage bonds of the Borrower issued and delivered under (i) the Indenture of Mortgage dated as of October 1, 1929, between the Borrower and State Street Bank and Trust Company, as successor trustee to The First National Bank of Boston, as successor trustee to Old Colony Trust Company, as heretofore and hereafter amended and supplemented and (ii) any other mortgage, secured indenture or deed of trust existing on the Closing Date as the same may be heretofore and hereafter amended and supplemented.

     "Fitch" shall mean Fitch Investors Service, L.P. or any successor thereto.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "Governmental Approvals" shall mean an authorization, consent, approval, license or exemptions of, registration, or filing with, or report to, any Governmental Authority.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Indebtedness" shall mean with respect to any Person at any date, the aggregate of (i)(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, and (c) all obligations of such Person under Financing Leases, less (ii) any such Indebtedness that is non-recourse to the Borrower.

     "Interest Payment Date" shall mean (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan or Auction Borrowing having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan or Auction Borrowing having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period.

     "Interest Period" shall mean (i) with respect to any Eurodollar Loan:

     (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, nine and, if available, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, nine and, if available, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, the foregoing provisions relating to Interest Periods are subject to the following:

     (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (2) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

     (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     "Lenders" shall have the meaning specified in the first paragraph hereof.

     "LIBOR" shall have the meaning specified in the definition of "Eurodollar Base Rate."

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

     "Loan" shall mean as to any Lender the amount from time to time advanced hereunder by such Lender to the Borrower pursuant to the Commitments as either a Revolving Loan or an Auction Borrowing.

     "Loan Borrowing Certificate" shall have the meaning specified in
Section 5.2(c).

     "Loan Documents" shall mean this Agreement, the Notes, the Loan Borrowing Certificates, the Fee Letter and any other document or agreement executed in connection herewith or contemplated hereby.

     "Maturity Date" shall mean 364 days from the Closing Date, unless extended as provided in Section 2.6(b) or Section 2.6(c), in which case the Maturity Date shall mean the third, fourth or fifth anniversary of the Closing Date, as the case may be.

     "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

     "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

     "Notes" shall mean the Revolving Loan Notes or any Auction Notes.

     "Notice of Auction Borrowing" shall have the meaning set forth in
Section 3.1(a)(i), and to the extent such notice is given in writing, shall be in a form substantially similar to Schedule 5 hereto.

     "Notice to Borrower of Auction Offer" shall have the meaning set forth in Section 3.1(a)(ii).

     "Participant" shall have the meaning specified in Section 10.6(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Pension Plan" shall mean, at any time, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under ERISA Section 302 or Code Section 412) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower or an ERIS Affiliate.

     "Permitted Liens" shall mean:

     (a) Liens securing the Borrower's Senior Debt;

     (b) Purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

     (c) Liens or security interests existing on the property described in the immediately preceding subsection (b) property at the time of its acquisition;

     (d) Liens, security interests, charges or encumbrances on or over the Borrower's joint ownership interests in the Millstone #3 nuclear generating facility, the Joseph C. McNeil Plant and the Highgate Interconnection Facility or any portion thereof, or any facilities or properties associated with such generating and transmission facilities or nuclear fuel or other fuel, in any stage, for use in or with such facilities;

     (e) Including those granted by the Borrower pursuant to that certain Receivables Purchase Agreement dated as of November 29, 1988 between the Borrower and BankBoston, N.A.,as successor to The First National Bank, as now or hereafter amended from time to time (such being Permitted Liens hereunder), security interests granted in, or sale of, the Borrower's accounts receivable, provided that such security interests secure only new debt incurred at substantially the same time as the creation of such security interests and provided, further, that any such sale is made only for new consideration given at substantially the same time as the making of such sale;

     (f) A second mortgage granted on the property subject to the Borrower's Senior Debt;

     (g) Sales or transfers of property by the Borrower and the subsequent renting or leasing of such property; provided that the book value of all such property in the aggregate does not exceed fifteen percent (15%) of the book value of the Borrower's total assets;

     (h) Liens on all or any part of the Borrower's or its Subsidiaries' assets or undertakings employed wholly or primarily in, or arising directly from, any individual energy-related investment or project to secure (A) an obligation of the Borrower or (B) an obligation of a Subsidiary of the Borrower which is non-recourse to the Borrower, as the case may be, incurred for the purpose of financing all or any part of such energy-related investment or project;

     (i) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith in an appropriate forum the aggregate amounts of which do not exceed $50,000;

     (j) The interest of the Citizens Bank New Hampshire, formerly known as First NH Bank, following approval of the New Hampshire Public Utilities Commission, in a so-called restricted cash collateral account of the Borrower's New Hampshire subsidiary, Connecticut Valley Electric Company, Inc., upon the occurrence of an event of default under the $3.75 million Loan Agreement, dated December 27, 1994, as amended pursuant to an Amendment thereto dated as of June 17, 1996, each between Citizens Bank New Hampshire, formerly known as First NH Bank and Connecticut Valley Electric Company, Inc., and as the same may be extended or renewed.

     "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

     "Prime Rate" shall have the meaning specified in the definition of "ABR".

     "Rating Agencies" shall mean Duff & Phelps, Fitch, Moody's or Standard & Poor's.

     "Reportable Event" shall have the meaning set forth in Title IV of ERISA.

     "Required Lenders" shall mean, at any time, Lenders the Commitment Percentages of which aggregate at least 64 1/2%, provided, however, that in case any Lender shall have become a non-performing Lender as defined in
Section 2.5(b) hereof, such aggregate percentage shall be determined by subtracting the Commitment Percentage of the Lender (the "Largest Lender") having the largest Commitment Percentage from 99.5%. The foregoing notwithstanding, however, if the Commitment Percentage of the Largest Lender shall be greater than 50%, the Largest Lender alone may constitute the Required Lenders.

     "Requirement of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" shall mean the Chief Financial Officer, the President, the Treasurer, an Assistant Treasurer, any Vice President in charge of financial or accounting matters or the principal accounting officer of the Borrower or any employee authorized by the Chief Financial Officer, the President or the Treasurer of the Borrower pursuant to a letter to the Agent in substantially the form of Schedule 6 hereto.

     "Revolving Loans" shall have the meaning specified in Section 2.1.

     "Revolving Loan Note" shall have the meaning specified in Section 2.8.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

     "Subsidiary" shall mean, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by such Person.

     "Taxes" shall have the meaning specified in Section 2.14.

     "Termination Event" shall mean (a) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC or to appoint a trustee to administer any Plan.

     "Total Capitalization" shall mean, at any date of determination, the sum of (a) Total Indebtedness, (b) equity of the common stockholders of the Borrower, (c) equity of the preference stockholders of the Borrower, if any, and (d) equity of the preferred stockholders of the Borrower, if any, in each case determined at such date.

     "Total Indebtedness" shall mean, at any date of determination, the aggregate Indebtedness of the Borrower and the Consolidated Subsidiaries.

     "Transferee" shall have the meaning specified in Section 10.6(e).

     "Type" shall mean, as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.

     "Unfunded Pension Liabilities" shall mean with respect to any Pension Plan at any time, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions", over the fair market value of Pension Plan assets.

     "Yield" shall mean for any Auction Advance, the effective rate per annum at which interest on such Auction Advance is payable, computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

     SECTION 1.2  Other Definitional Provisions.    (a) Each definition of
an agreement or other document in this Article I shall include such agreement or document as amended or otherwise modified from time to time.

     (b) Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in any other Loan Documents or other document made or delivered pursuant hereto.

     (c) As used herein and in any Notes or other document made or delivered pursuant hereto, accounting terms not otherwise defined in
Section 1.1 shall have the respective meanings given to them under GAAP.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms; words of the masculine gender shall mean and include correlative words of the feminine and neuter genders.

     (e) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision.

     (f) Article, Section, Schedule and Exhibit references are to the corresponding Article, Section, Schedule or Exhibit to this Agreement unless otherwise specified.

     (g) Any headings preceding the texts of the several Articles, Sections and the table of contents of this Agreement shall be solely for convenience of reference, and shall not constitute a part of this Agreement nor affect its meaning.

                            ARTICLE II
                 AMOUNT AND TERMS OF COMMITMENTS

     SECTION 2.1  Revolving Loans.    (a) Subject to the terms and
conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, not to exceed the amount of such Lender's Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying in whole or in part, and reborrowing the Revolving Loans, all in accordance with the terms and conditions hereof.

     (b) The Revolving Loans may from time to time be (i) Eurodollar Loans,
(ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Sections 2.2 and 2.10; provided that no Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Maturity Date.

     SECTION 2.2     Procedure for Revolving Loans.   The Borrower may
borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, if all of the requested Revolving Loans are to be ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to a minimum amount of $100,000 and integral multiples of $25,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Section 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by wire transfer of immediately available funds to the Borrower's account with the Agent and otherwise in accordance with the wire transfer instructions specified in the applicable Loan Borrowing Certificate.

     Notwithstanding the provisions of clause (b) in the preceding paragraph, in the event that the offered amounts set forth on each Notice to Borrower of Auction Offer submitted by the Lenders pursuant to Section 3.1(a)(ii) below are, in the aggregate, in an amount less than the principal amount requested by the Borrower in the related Notice of an Auction Borrowing (whether given verbally or otherwise), then the Borrower may request an ABR Loan in the amount of the difference between accepted Auction Offers and the principal amount requested by Borrower in the related Notice of Auction Borrowing, by giving the Agent notice as provided above, no later than 12:00 Noon (New York City time) on the date of such requested borrowing.

     SECTION 2.3     Fees.   (a) The Borrower agrees to pay to the Agent
for the account of each Lender a facility fee, computed at the per annum rate indicated below based on the Debt Rating on the amount of the Commitment of such Lender in effect on the first Business Day of the fiscal quarter in which such fee is payable (or with respect to the first such payment, as in effect on the date hereof), computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof:

          Debt Rating                 Facility Fee
          -----------                 ------------

          BB (or lower)                0.375%

          BB+                          0.300%

          BBB-                         0.200%

          BBB                          0.15%

          BBB+                         0.125%

          A-                           0.100%

          A (or higher)                0.075%

     (b) The Borrower agrees to pay to the Agent for its own account on the Closing Date and each anniversary thereof, the Agency Fee.

     (c) If, and only for so long as, the aggregate principal amount of all Loans outstanding shall exceed 50% of the Aggregate Commitment, the Borrower shall pay to the Lenders a usage fee by increasing the rate of interest otherwise payable hereunder and under the Notes in respect of such Loans by 0.125% per annum.

     (d) Except in the case of the fee described in Section 2.3(b), all Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, on a prorata basis among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.4 Interest Rates and Payment Dates. (a) Subject to the provisions of Sections 2.3(c) and 2.4(c), each ABR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the ABR.

     (b) Subject to the provisions of Sections 2.3(c), 2.4(c) and 2.11, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

     (c) If all or a portion of the principal amount of any Loan, any interest payable thereon or any Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is

     (i) in the case of overdue principal, the rate that otherwise would be applicable thereto pursuant to the foregoing provisions of Section 2.3(c) and this Section 2.4 plus 2%, or

     (ii) in the case of overdue interest or Fees or other amounts, the rate described in Section 2.4(a) plus 2%,

in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment). Overdue interest shall be compounded and bear interest on each date for payment of interest on ABR Loans hereunder.

     (d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing on overdue amounts pursuant to
Section 2.4(c) shall be payable on demand.

     (e) As soon as practicable, the Agent shall notify the Borrower and the Lenders of (i) each determination of a Eurodollar Rate and (ii) the effective date and the amount of each change in the interest rate on a Revolving Loan. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of clearly demonstrable error. At the request of the Borrower, the Agent shall deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to paragraph 2.4(a) or 2.4(b).

     SECTION 2.5     Pro Rata Treatment.  (a) Subject to the provisions of
Section 3.1 in respect of Auction Borrowings, each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the Lenders' respective Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

     (b) Unless the Agent shall have been notified in writing by any Lender prior to a Borrowing Date in respect of a Revolving Loan that such Lender will not make available to the Agent the amount that would constitute its Commitment Percentage of the Revolving Loan to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by any Lender (a "non-performing Lender") at or before the required time on such Borrowing Date, such non-performing Lender shall pay to the Agent, on demand, such amount, with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period from and including such Borrowing Date to the date such non-performing Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any non-performing Lender with respect to any amounts owing under this
Section 2.5(b) shall be conclusive in the absence of clearly demonstrable error. If such non-performing Lender's Commitment Percentage of such borrowing is not made available to the Agent within three Business Days of such Borrowing Date, the Agent also shall be entitled to recover such amount from the Borrower, on demand, together with interest thereon from the date such amount was made available to the Borrower at the interest rate applicable to such borrowing, provided that in such event the Borrower may request one or more additional borrowings from the other Lenders to fund such payment from the Borrower to the Agent and, within the limits of each such Lender's Available Commitment and subject to the breakdown set forth in the provision to the first sentence of Section 2.1(a), the other Lenders shall honor such request. If a non-performing Lender shall then repay to the Agent such amount in full (including interest thereon as above provided), (i) the Agent shall apply such corresponding amount and interest to reduce the additional borrowings made by such other Lenders and (ii) such amount so repaid shall be deemed to constitute such non-performing Lender's advance made as part of such borrowing as if funded concurrently with the funds provided by the other Lenders (and such Lender shall cease to be a non-performing Lender). If and so long as a non-performing Lender shall not repay such amount, all computations by the Agent with respect to commitments and percentages hereunder shall be made without regard to the unfunded Commitment of such non-performing Lender. The failure of any Lender to fund its Commitment as part of any borrowing shall not relieve any other Lender of its obligation, if any, to fund its own Commitment hereunder, but no Lender shall be responsible for the failure of any other Lender to fund its Commitment on the date of any borrowing hereunder. Nothing contained herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

     SECTION 2.6 Repayment of Loans; Term. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Article VIII). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding until payment in full thereof at the rates per annum, and on the dates, as provided in Section 2.4.

     (b) If on or prior to the date which is 300 days following the Closing Date, the Borrower has delivered to the Agent a request to extend the Maturity Date to the third Anniversary of the Closing Date together with evidence reasonably satisfactory to the Agent, including without limitation an opinion of counsel to the Borrower (which opinion shall be from counsel and in a form reasonably acceptable to the Agent), that the Borrower has received all required Governmental Approvals to extend the Maturity Date of this Agreement to the third anniversary of the Closing Date and to provide for two one-year extensions as provided in subsection
(c) below, and the Agent acknowledges in writing its satisfaction to the foregoing, the Maturity Date shall be automatically extended to the third anniversary of the Closing Date.

     (c)  If the original Maturity Date is extended pursuant to subsection
(b) above, so long as (i) no Default or Event of Default has occurred and is continuing and (ii) there has been no material adverse change in the business or financial condition of the Borrower since the Closing Date, and the Borrower has delivered to the Agent such evidence thereof as the Agent may reasonably request, then upon each of the third and fourth anniversaries of the Closing Date, the Borrower may, at its option, subject to the approval of all of the Lenders, extend the Maturity Date for an additional one-year period.

     SECTION 2.7 Payments. (a) All payments (including prepayments) made by the Borrower hereunder and under the Notes, whether on account of principal, interest, Fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in Section 10.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

     (b) If any principal payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day, and interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     SECTION 2.8 Revolving Loan Note. The Revolving Loans made by each Lender shall be evidenced by a promissory note of the Borrower payable to the order of such Lender, substantially in the form of Schedule 2 hereto appropriately completed (a "Revolving Loan Note"). Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Revolving Loan Note (or on a continuation of such schedule) or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Revolving Loan from such Lender, each payment and prepayment of principal of such Revolving Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such notation or any error therein shall not affect any obligation of the Borrower to repay the Revolving Loans made by such Lender in accordance with the terms of this Agreement and the Notes or any other obligation of the Borrower hereunder.

     SECTION 2.9 Optional Prepayments. (a) Subject to subsection (b) hereof, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than as provided in Section 2.15), upon at least five Business Days' irrevocable notice to the Agent for Eurodollar Loans and two Business Days' irrevocable notice to the Agent for ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section
2.15 and accrued interest to such date on the amount prepaid.

     (b) The Borrower may not prepay any Auction Borrowing, except as set forth in Section 3.l(d).

     SECTION 2.10 Conversion and Continuation Options. The Borrower shall have the right at any time upon prior irrevocable notice to the Agent
(i) not later than 12:00 Noon, New York City time, one Business Day prior to conversion, to convert any Eurodollar Loan to an ABR Loan, (ii) not later than 12:00 Noon, New York City time, three Business Days (provided such Business Days are days on which dealings in foreign currencies and exchanges between banks may be carried on in London) prior to conversion or continuation, to convert any ABR Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period, and (iii) not later than 12:00 Noon, New York City time, three such Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period subject in each case to the following:

     (a) a Eurodollar Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;

     (b) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

     (c) no Eurodollar Loan may be continued as such and no ABR Loan may be converted to a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Lenders have determined that such a continuation is not appropriate (the Borrower shall provide, in addition to the notice specified in Section 2.10, upon the request of the Agent or the Required Lenders, certification that no such Event of Default has occurred and is continuing);

     (d) any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of Section 2.10(b) or 2.10(c) automatically shall be converted at the end of the Interest Period in effect for such Loan to an ABR Loan;

     (e) on the last day of any Interest Period for Eurodollar Loans if the Borrower has failed to give notice of conversion or continuation as described in this Section 2.10 or if such conversion or continuation is not permitted pursuant to Section 2.10(d), such Loans shall be converted to ABR Loans on the last day of such then expiring Interest Period.

Accrued interest on a Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans shall be at least equal to $100,000 or a whole multiple of $25,000 in excess thereof. In no event shall there be Eurodollar Loans with more than six Interest Periods outstanding at any time.

     SECTION 2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

     (c) Dollar deposits in the principal amounts of Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London Interbank Market,

the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given
(x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

     SECTION 2.12 Change in Legality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Auction Borrowing as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan or Auction Borrowing occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

     SECTION 2.13     Increased Costs.   (a)  If the adoption of or any
change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject any Lender or any Participant to any tax of any kind whatsoever with respect to this Agreement, any Note, any Auction Borrowing, or any Eurodollar Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

     (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender or Participant, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such Participant, as the case may be, upon its demand, such additional amount or amounts as will compensate it for such increased cost or reduced amount receivable.

     (b) If any Lender or any Participant shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or such Participant, as the case may be, or any corporation controlling such Person with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Person's or such corporation's capital as a consequence of its obligations hereunder or to a level below that which such Person or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Person's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Person to be material, then from time to time, the Borrower shall promptly pay to such Person such additional amount or amounts as will compensate such Person for such reduction.

     (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of clearly demonstrable error. The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, provided that no Lender shall be entitled to any additional amount payable under this Section 2.13 to the extent that such amount relates to any period of time more than 120 days prior to the date on which such Lender first notified the Borrower of the occurrence of the event entitling such Lender to such additional amount (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower).

     (d) Within 15 days after receipt by Borrower of a written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in this Section 2.13 not generally applicable to all Lenders, the Borrower may, at its option, notify the Agent and such Affected Lender of its intention to replace such Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at the Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to the Agent. If Borrower obtains a Replacement Lender within sixty (60) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that Borrower should have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.
     SECTION 2.14     Taxes.   (a) All payments made by the Borrower under
this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any
Note)). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (collectively, "Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 2.14. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

     (i) deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

     (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

     (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 2.14, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

     SECTION 2.15     Indemnity.   (a) The Borrower agrees to indemnify
each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

     (i) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan or Auction Borrowing;

     (ii) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Auction Borrowing after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement;

     (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement; or

     (iv) the making of a payment or a prepayment of Eurodollar Loans or Auction Borrowing on a day which is not the last day of an Interest period with respect thereto;

including, without limitation, in each case, any such loss (including, without limitation, loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

     (b) For the purpose of calculation of all amounts payable to a Lender under this Section 2.15, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan or Auction Borrowing, as the case may be, through the purchase of a deposit bearing interest at the rate borne by the respective Eurodollar Loan or Auction Borrowing, as the case may be, in an amount equal to the amount of the respective Eurodollar Loan or Auction Borrowing, as the case may be, and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.


                               ARTICLE III
                             AUCTION ADVANCES

     SECTION 3.1 The Auction Advance. (a) Each Lender severally agrees that the Borrower may request Auction Borrowings under this Section 3.1 from time to time on any Business Day during the period from the date hereof until the date occurring seven days prior to the Maturity Date, in the manner set forth below; provided, that, following the making of each Auction Borrowing, the aggregate amount of the Auction Advance then outstanding shall not exceed the lower of either (x) the aggregate Available Commitment of all the Lenders and (y) $25,000,000.

     (i) The Borrower may initiate an Auction Borrowing verbally or otherwise by communicating to the Agent and to each of the Lenders a request for an Auction Borrowing (a "Notice of Auction Borrowing"), specifying the date and aggregate amount of the proposed Auction Borrowing, the maturity date for repayment of each Auction Advance to be made as part of such Auction Borrowing (which maturity date may not be later than the earlier to occur of (A) 270 days after the date of such Auction Borrowing and (B) the Maturity Date), the interest payment date or dates relating thereto (which shall occur at least every 90 days), and any other terms to be applicable to such Auction Borrowing. Such requests shall be made, if possible, before 10:00 A.M., (New York City time) of the date of the proposed Auction Borrowing.

     (ii) Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Auction Advances to the Borrower as part of such proposed Auction Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Borrower verbally or otherwise (a "Notice to Borrower of Auction Offer"), before 11:00 A.M. (New York City time) or in any event within one hour of the receipt of the Notice of an Auction Borrowing on the date of such proposed Auction Borrowing of the minimum amount and maximum amount of each Auction Advance that such Lender would be willing to make as part of such proposed Auction Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 3.1(a), exceed such Lender's Commitment), the rate or rates of interest therefor, the interest period relating thereto and such Lender's Applicable Lending Office with respect to such Auction Advance. The failure by any Lender to give such notice within such time period shall be deemed to be an election not to participate in such Auction Borrowing and shall not cause such Lender to be obligated to make any Auction Advance as part of such proposed Auction Borrowing.

     (iii) the Borrower shall, in turn, before 12:00 P.M. (New York City time) or in any event within two hours of the initiation of an Auction Borrowing on the date of such proposed Auction Borrowing, either

     (A) cancel such Auction Borrowing by giving the Agent and each Lender that has submitted or communicated a Notice to Borrower of Auction Offer notice (verbally or otherwise) to that effect, or

     (B) irrevocably accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, in an aggregate amount not in excess of the aggregate amount of the proposed Auction Borrowing, subject only to the provisions of this paragraph (iii), by giving verbal and written (by facsimile) notice to the applicable Lender or Lenders, as the case may be, of the amount of each Auction Advance (which amount shall be equal to or greater than each such Lender's minimum amount, and equal to or less than each such Lender's maximum amount, notified to the Borrower by such Lender or Lenders for such Auction Advances pursuant to paragraph (ii) above) to be made by each such Lender as part of such Auction Borrowing, and reject any remaining offers made by other Lenders pursuant to paragraph (ii) above by giving each such Lender notice to that effect; provided, however, that (x) the Borrower shall not accept an offer made pursuant to paragraph (ii) above, at any Yield if the Borrower shall have, or shall be deemed to have, rejected any other offer made pursuant to paragraph (ii) above, at a lower Yield, (y) if the Borrower declines to accept, or is otherwise restricted by the provisions of this Agreement from accepting, the maximum aggregate principal amount of Auction Borrowings offered at the same Yield pursuant to paragraph (ii) above, then the Borrower shall accept a pro rata portion of each offer made at such Yield, based as nearly as possible on the ratio of the aggregate principal amount of such offers to be accepted by the Borrower to the maximum aggregate principal amount of such offers made pursuant to paragraph (ii) above (rounding up or down to the next higher or lower multiple of $100,000), and (z) no offer made pursuant to paragraph (ii) above shall be accepted unless the Auction Borrowing in respect of such offer is in an integral multiple of $100,000 and the aggregate amount of such offers accepted by the Borrower is equal to at least $500,000.

     Any offer or offers made pursuant to paragraph (ii) above not expressly accepted or rejected by the Borrower in accordance with this paragraph (iii) shall be deemed to have been rejected by the Borrower.

     (iv) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to clause (B) of paragraph (iii) above, the Borrower shall in turn promptly notify verbally and via facsimile (A) each Lender that has submitted a Notice to Borrower of Auction Offer, of the date and aggregate amount of such Auction Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower and (B) each Lender that is to make an Auction Advance as part of such Auction Borrowing of the amount of each Auction Advance to be made by such Lender as part of such Auction Borrowing. The Borrower shall also provide the Agent with a summary of the terms and amounts borrowed for each of the Lenders selected within 5 business days after each Auction Borrowing. Each Lender that is to make an Auction Advance as part of such Auction Borrowing shall, on the date of such Auction Borrowing, make available for the account of the Borrower such Lender's portion of such Auction Borrowing, in same day funds.

     (b) Each Auction Advance shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof and, following the making of each Auction Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection
(a) above.

     (c) Within the limits and on the conditions set forth in this Section 3.1, the Borrower may from time to time borrow under this Section 3.1, repay or prepay pursuant to subsection (d) below, and reborrow under this
Section 3.1.

     (d) The Borrower shall repay to each Lender that has made an Auction Advance, or each other holder of an Auction Note, on the maturity date of each Auction Advance (such maturity date being that specified by the respective Lender for repayment of such Auction Advance in the related Notice of an Auction Offer delivered pursuant to subsection (a)(ii) above and provided in the Auction Note evidencing such Auction Advance), the then unpaid principal amount of such Auction Advance. The Borrower shall have no right to prepay any principal amount of any Auction Advance unless, and then only on the terms, specified by the Borrower for such Auction Advance in the related Notice of Auction Borrowing delivered pursuant to subsection
(a)(i) above (whether verbally or otherwise) and set forth in the corresponding Notice of Auction Offer and further noted in the Auction Note evidencing such Auction Advance. Within 5 business days of any such repayment, the Borrower shall also provide notice to the Agent of the date and amount of such prepayment by such Lender.

     (e) The Borrower shall pay interest on the unpaid principal amount of each Auction Advance from the date of such Auction Advance to the date the principal amount of such Auction Advance is repaid in full, at the rate of interest for such Auction Advance specified by the Lender making such Auction Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Lender for such Auction Advance in the related Notice of an Auction Offer delivered pursuant to subsection (a)(ii) above, as provided in the Auction Note evidencing such Auction Advance.

     (f) The indebtedness of the Borrower resulting from each Auction Advance made to the Borrower as part of an Auction Borrowing shall be evidenced by an appropriate notation to the Auction Note of the Borrower payable to the order of each Lender making such Auction Advance.

     (g) Upon payment in full of the principal amount of any Auction Note and interest accrued thereon, upon written request of the Borrower, the holder of such Auction Note shall cancel and return such Auction Note to the Borrower.

     SECTION 3.2 Conditions Precedent to Each Auction Borrowing. The obligation of each Lender that is to make an Auction Advance on the occasion of an Auction Borrowing (including the initial Auction Borrowing) to make such Auction Advance as part of such Auction Borrowing is subject to the conditions precedent that(i)on the date of such Auction Borrowing, but prior to such Auction Borrowing, the Borrower shall have received confirmation that an appropriate notation has been or will be made in the schedule to the Auction Note payable to the order of such Lender for each of the Auction Advances to be made by such Lender as part of such Auction Borrowing, in a principal amount equal to the principal amount of the Auction Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Auction Advance in accordance with Section 3.1, and (ii) except as otherwise waived in accordance with Section 10.01, on the date of such Auction Borrowing the following statements shall be true, and each of the giving of the applicable Notice of an Auction Borrowing (whether verbally or otherwise) and the acceptance by the Borrower of the proceeds of such Auction Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Auction Borrowing such statements are true:

     (A) The representations and warranties contained in Article IV are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

     (B) No Default or Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES

     To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Lender that:

     SECTION 4.1 Incorporation and Good Standing. The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Vermont. The Borrower is duly qualified to do business in the States of New Hampshire, New York, Maine and Connecticut and as a foreign corporation and is in good standing in each other jurisdiction where the character of its business, the nature of its properties or the transaction of any material portion of its business (as now conducted and as currently contemplated to be conducted) requires such qualification, if any.

     SECTION 4.2 Corporate Power and Authority. The Borrower has the requisite power and authority to own its properties and carry on its business as now being conducted and as currently proposed to be conducted, and to execute, deliver and perform its obligations under each Loan Document.

     SECTION 4.3 No Conflicts. The execution, delivery and performance by Borrower of each of the Loan Documents are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action and (i) do not violate any Requirement of Law, (ii) do not breach or result in an event of default under any indenture or material agreement to which the Borrower is a party or by which it or its property is bound,
(iii) will not result in or require the creation of any Lien upon or with respect to any of its properties, and (iv) do not require any consent or approval of any creditor of the Borrower.

     SECTION 4.4 Governmental Approvals. No Governmental Approvals are required for the due execution, delivery and performance by the Borrower of any Loan Document, including, without limitation, any Governmental Approval of or by the Vermont Public Service Board and the New Hampshire Public Utilities Commission, the Connecticut Department of Public Utilities Commission, the Public Service Commission of the State of New York, and the Maine Public Utilities Commission.

     SECTION 4.5 Legally Enforceable Agreements. This Agreement and the other Loan Documents (except the Notes) are, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 4.6 Financial Statements. The audited balance sheet of the Borrower as at December 31, 1996, and the related statements of income and retained earnings and statement of cash flows of the Borrower for the fiscal year then ended, (copies of which have been furnished to the Agent), and the unaudited balance sheet of the Borrower as of June 30, 1997 (copies of which have been furnished to the Agent), fairly present the financial condition of the Borrower as at such date and the results of operations of the Borrower for the period ended on such date, all in accordance with GAAP, and since June 30, 1997 there has been no material adverse change in the business, operations, assets, liabilities, financial condition or results of operations of the Borrower, taken as a whole, that would affect the Borrower's ability to perform its obligations under any of the Loan Documents, except as disclosed in writing to the Agent.

     SECTION 4.7 Litigation. There is no pending or, to the best of the Borrower's knowledge, threatened action or proceeding against the Borrower before any court, governmental agency or arbitrator, which if adversely determined, could reasonably be expected to materially adversely affect the financial condition or results of operations of the Borrower or that could otherwise materially adversely affect the Borrower's ability to perform it obligations under any of the Loan Documents.

     SECTION 4.8 Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to buy or carry any margin stock (within the meaning of Regulations G, T, U or X of said Board of Governors) or to extend credit to others for the purpose of buying or carrying any margin stock or otherwise used in violation of Regulations G, T, U or X of said Board of Governors.

     SECTION 4.9 ERISA. Each Employee Benefit Plan of the Borrower and any ERISA Affiliate is in compliance with ERISA and the Code, where applicable, in all material respects. At the date hereof (i) as of the most recent annual actuarial report, there are no Unfunded Pension Liabilities under the Pension Plan, and (ii) the amount of the aggregate post-retirement medical benefits under all applicable employee Benefit Plans does not exceed approximately $15,000,000. The Borrower and/or any ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement. No material liability to the PBGC has been, or is expected by the Borrower or any ERISA Affiliate to be, incurred by the Borrower or any ERISA Affiliate. Liability, as referred to in this Section, includes any joint and several liability.
Each Employee Benefit Plan which is a group health plan within the meaning of Code Section 5000(b)(1) is in material compliance with the continuation of health care coverage requirements of Code Section 4980B.

     SECTION 4.10 Environmental Matters. To the best of the Borrower's knowledge, there has not been a release, discharge or emission of any hazardous substance which is prohibited, controlled or regulated under any Requirement of Law, which have had, or which could reasonably be expected to have, a material adverse effect on the financial condition of the Borrower. Except as disclosed in the Borrower's most recent Form 10-K or Form 10-Q, the Borrower has not received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental Requirements of Law with regards to any of its properties that would have a material adverse effect on the financial condition of the Borrower, nor does the Borrower have knowledge that any such notice is threatened.

     SECTION 4.11 No Default; Compliance. No Default or Event of Default has occurred and is continuing, and the Borrower is in compliance in all material respects with all Requirements of Law. No defaults by the Borrower exist under any contracts or judgments, decrees or orders except for defaults that, singly or in the aggregate, have not had and will not have a materially adverse effect on the business, operations, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or a materially adverse effect on its ability to perform its obligations under this Agreement or the Existing Letter of Credit Agreements.

     SECTION 4.12 Investment Company Act. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.13 Taxes. All Federal, state and local tax returns and other material reports required by applicable law to be filed by the Borrower have been filed, and all material taxes, assessments and other governmental charges imposed upon the Borrower or any of the respective properties of the Borrower and which have become due and payable on or prior to the date hereof have been paid except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty fine or lien resulting form the non-payment thereof and with respect to which adequate reserves have been set aside for payment thereof.

     SECTION 4.14 No Material Adverse Effect. No fact is known to the Borrower which has had or in the reasonable judgment of the Borrower may in the future have a materially adverse effect on the business, operations, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or on its ability to perform its obligations under this Agreement or the Existing Letter of Credit Agreements which has not been set forth in such reports or otherwise disclosed in writing to the Agent prior to the Closing Date or any Borrowing Date. No document furnished or other written statement made pursuant to the Existing Letter of Credit Agreements in connection with the negotiation, preparation or execution of this Agreement or the Existing Letter of Credit Agreements contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or omits or will omit to state such a material fact necessary in order to make the statements contained therein not misleading.

     SECTION 4.15 Statements; Certificates. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower pursuant to or in connection with this Agreement (including but not limited to any such made in or in connection with any amendment hereto) shall constitute representations and warranties made under this Agreement.

                                 ARTICLE V
                            CONDITIONS PRECEDENT

     SECTION 5.1 Conditions to Closing. Unless already satisfied by the Borrower as of November 5, 1997, the agreement of each Lender to make the initial Loans requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan of the following conditions precedent:

     (a) each Lender shall have received a Revolving Loan Note and an Auction Note, payable to such Lender and duly completed in accordance with the terms hereof;

     (b) the Agent shall have received the favorable written opinion, dated the Closing Date and addressed to the Agent, of the General Counsel of the Borrower, substantially in the form of Schedule 3 hereto;

     (c) all legal matters incident to this Agreement and the transactions contemplated hereby shall be satisfactory to the Agent, to the Lenders, and to Paul, Hastings, Janofsky & Walker LLP, counsel for the Agent;

     (d) each of the Loan Documents shall have been duly executed by each of the parties thereto and delivered to the Agent and shall be in full force and effect;

     (e) the Borrower shall have duly paid the Fees that are payable on the Closing Date in accordance with Section 2.3;

     (f) the Agent shall have received certified copies of all governmental approvals (including any approvals, or evidence in form and substance satisfactory to the Agent that such approvals are not required, of the Issuer and the Public Service Board of the State of Vermont and the New Hampshire Public Utilities Commission) necessary for the Borrower to enter into this Agreement and the transactions contemplated by this Agreement;

     (g) the Agent shall have received certified copies of the Borrower's Articles of Association and By-Laws, and resolutions of the Board of Directors of the Borrower's approving this Agreement and of all other documents evidencing other necessary corporate action;

     (h) the Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder;

     (i) the Agent shall have received good standing and tax clearance certificates with respect to the Borrower issued within a reasonable period of time prior to the execution of this Agreement by the Secretary of State of the States of Vermont and New Hampshire and the Tax Department or Departments of Revenue of the States of Vermont and New Hampshire; and

     (j) the Agent shall have received such other documents, instruments and opinions as shall be reasonably requested by the Agent or Paul, Hastings, Janofsky & Walker LLP, counsel for the Agent, and all legal matters incident to this Agreement and the transactions contemplated hereby shall be satisfactory to the Agent and Paul, Hastings, Janofsky and Walker LLP, counsel for the Agent.

     SECTION 5.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any Borrowing Date
(including its initial Loan) is subject to the satisfaction of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

     (c) Borrowing Certificate. The Agent shall have received, with a counterpart for each Lender, (i) with respect to any Revolving Loan, evidence that the certificate of the Borrower, substantially in the form of
Schedule 4 hereto, has been issued or updated to reflect such borrowing and
(ii) with respect to any Auction Borrowing, evidence that a notice from the Borrower to each Lender selected in any Auction Borrowing as set forth in
Section 3.1(a)(iii)(B) hereto, has been issued or updated to reflect such borrowing, (in either case, a "Loan Borrowing Certificate") each with appropriate insertions and attachments, satisfactory in form and substance to the Agent, executed by a Responsible Officer.

     (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied.

                               ARTICLE VI
                         AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall:

     SECTION 6.1 Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures, or (ii) the non-payment of which will not materially adversely affect the financial condition or results of operations of the Borrower.

     SECTION 6.2 Maintenance of Insurance. Maintain insurance in such amounts and covering such risks with respect to its business and properties as is usually carried by companies located in the same general area as the Borrower and engaged in similar businesses and owning similar properties, with reputable insurance companies.

     SECTION 6.3 Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights and franchises, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided, that the Borrower shall not be required to preserve any such right or franchise or to remain so qualified unless the failure to do so would have a material adverse effect on the financial condition or results of operations of the Borrower or the ability of the Borrower to perform its obligations under any Loan Document.

     SECTION 6.4     Compliance with Laws, Etc.  Comply with all
Requirements of Law, the non-compliance with which could materially adversely affect the financial condition or results of operations of the Borrower or the ability of the Borrower to perform its obligations under any Loan Document.

     SECTION 6.5 Visitation Rights. At any reasonable time and from time to time, permit the Agent, any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers and its independent public accountants.

     SECTION 6.6 Keeping of Books. Keep adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit the Borrower to present financial statements in accordance with GAAP.

     SECTION 6.7 Reporting Requirements. Furnish to the Agent, with sufficient copies for each of the Lenders:

     (a) as soon as practicable and in any event within five Business Days after becoming aware of the occurrence of any Default or Event of Default hereunder, a statement of a Responsible Officer as to the nature thereof, and as soon as practicable and in any event within five Business Days thereafter, a statement of a Responsible Officer as to the action which the Borrower has taken, is taking or proposes to take with respect thereto;

     (b) as soon as practicable and in any event within five Business Days after becoming aware of the occurrence thereof, notice of any material adverse change in the business, operations, property or condition
(financial or otherwise) of the Borrower, or any material damage to or material destruction or material taking of the Borrower's assets;

     (c) as soon as practicable and in any event within five Business Days after becoming aware of the occurrence thereof, notice of any change in the rating of the Borrower's Senior Debt credit rating by any Rating Agency;

     (d) As soon as practicable and in any event, within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report of the Borrower for such year on Form 10-K filed by the Borrower with the SEC containing financial statements of the Borrower for such fiscal year, including, but not limited to, a balance sheet of the Borrower as of the close of such fiscal year and statements of income and retained earnings and statement of cash flows for the fiscal year then ended, accompanied by a report and opinion of the Borrower's independent accountants (who shall be Arthur Andersen & Co. or other independent accountants of nationally recognized standing), which report and opinion shall have been prepared in accordance with generally accepted auditing standards. In addition, the Borrower will deliver to the Agent within said period of 120 days a certificate of a Responsible Officer stating that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

     (e) As soon as practicable and in any event within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower, a copy of the quarterly report of the Borrower for such quarter on Form 10-Q filed by the Borrower with the SEC containing financial statements of the Borrower for such quarterly period, including, but not limited to, a balance sheet of the Borrower as of the close of each quarterly fiscal period and statements of income and retained earnings and statement of cash flows for that portion of the fiscal year-to-date then ended, together with (a) an affidavit of a Responsible Officer as to their completeness and correctness subject to their changes resulting form year-end adjustments, and as to their preparation in accordance with generally accepted accounting principles consistently applied and (b) a certificate of a principal financial officer of the Borrower stating that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto.

     (f) as soon as practicable and in any event within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower and within 120 days after the end of each fiscal year of the Borrower, a certificate of a Responsible Officer setting forth the Borrower's computation of the financial ratio referred to in Section 7.6 as of such fiscal quarter;

     (g) as soon as possible and in any event (i) within 30 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate, as the case may be, proposes to take with respect thereto;

     (h) as soon as practicable after becoming aware thereof, a statement of a Responsible Officer of the existence of any Lien (other than security interests created by the Loan Documents or Permitted Liens) on, or claim asserted against, any of Borrower's property;

     (i) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority; and

     (j) such other information respecting the business, properties, or financial condition of the Borrower as the Agent or any Lender through the Agent may from time to time reasonably request.

     SECTION 6.8 Indemnification. At all times, indemnify the Lenders as set forth in Section 2.15 herein.


                               ARTICLE VII
                           NEGATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document or any Letter of Credit, the Borrower shall not, directly or indirectly:

     SECTION 7.1 Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its properties or assets, except for Permitted Liens.

     SECTION 7.2 Sale of Assets. Except as otherwise permitted under this Section 7.2 hereof, sell, lease, transfer, or otherwise dispose of a substantial portion of its assets, except in the ordinary course of business, without first obtaining the express prior written consent of the Agent thereto; provided that such consent shall be required for any such sale, lease, transfer or other disposition that may reasonably result in a material adverse change in the business, operations, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or its ability to perform its obligations under this Agreement or any Letters of Credit or any other agreement or instrument relating thereto and to the transactions contemplated thereby.

     SECTION 7.3 Mergers, Etc. Merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (wether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets, other than utility assets, of, any Person to the extent that such purchase materially changes the Borrower's business, except that the Borrower may merge or consolidate with any Person on condition in each case that, (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would constitute an Event of Default, (ii) the consolidation or merger shall not materially adversely affect the ability of the Borrower to perform its obligations hereunder or under this Agreement or any Letters of Credit or any other agreement or instrument relating thereto and to the transactions contemplated thereby, and (iii) in the case of any merger or consolidation to which the Borrower is a party, the corporation formed by any such consolidation or into which the Borrower shall be merged shall assume the Borrower's obligations and performance of the Borrower's covenants hereunder and under this Agreement, or any other agreement or instrument relating thereto and to the transactions contemplated thereby in a writing satisfactory in form and substance to the Agent.

     SECTION 7.4 Compliance with ERISA. Permit to exist any occurrence of any Reportable Event, or any other event or condition, which presents a material (in the reasonable opinion of the Required Lenders) risk of a termination by the PBGC of any Plan of the Borrower or any ERISA Affiliate, which termination will result in any material (in the reasonable opinion of the Required Lenders) liability of the Borrower or such ERISA Affiliate to the PBGC.

     SECTION 7.5 Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof that would or could reasonably have a material adverse effect on the financial condition or results of operations of the Borrower or the ability of the Borrower to perform its obligations under any Loan Document.

     SECTION 7.6 Consolidated Leverage Ratio. Permit a Consolidated Leverage Ratio to be greater than 0.50 to 1.0.


                            ARTICLE VIII
                          EVENTS OF DEFAULT

     SECTION 8.1 Events of Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Note when due in accordance with the terms hereof or thereof; or the Borrower shall fail to pay any interest on any Loan or Note, or any other amount payable hereunder, within five days after the same shall become due and payable in accordance with the terms hereof or thereof; or

     (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document, or which is contained in any certificate furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) The Borrower shall default in the performance or observance of its covenant and agreement contained in Section 7.6; or

     (d) The Borrower shall default in the performance or observance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice thereof has been given to the Borrower by the Agent; or

     (e)  The Borrower or any of its Consolidated Subsidiaries, shall:
(i) fail to pay any Indebtedness (other than the payment obligations described in Section 8.1(a) above) in excess of $5,000,000 or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the instrument or agreement relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless the obligee under or holder of such Indebtedness shall have waived in writing such circumstance, or such circumstance has been cured, so that such circumstance is no longer continuing; or (iii) have such Indebtedness declared to be due and payable, or required to be prepaid (other than by regularly scheduled required prepayment), in each case in accordance with the terms of such agreement or instrument, prior to the stated maturity thereof; or (iv) generally not, or shall admit in writing its inability to, pay its debts as such debts become due; or

     (f) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) Any Termination Event with respect to a Plan of the Borrower shall have occurred, and 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then present value of such Plan's vested benefits exceeds the then current value of the assets accumulated in such Plan by more than the amount of $5,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(A)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

     (h) One or more judgments, decrees or orders for the payment of money in excess of $5,000,000, in the aggregate shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of more than 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (i)  any Change of Control shall occur; or

     (j) any Event of Default under and as defined in the Existing Letter of Credit Agreements shall occur and be continuing; or

     (k) any Loan Document shall be or become invalid or otherwise unenforceable;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                              ARTICLE IX
                              THE AGENT

     SECTION 9.1 Appointment. Each Lender hereby irrevocably designates and appoints, and hereby agrees that it will require any transferee of any of its interest in the Loans and the other Loan Documents irrevocably to designate and appoint, the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

     SECTION 9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     SECTION 9.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

     SECTION 9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter or telecopy message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     SECTION 9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     SECTION 9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     SECTION 9.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

     SECTION 9.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

     SECTION 9.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                              ARTICLE X
                            MISCELLANEOUS

     SECTION 10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders or Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Article IX without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     SECTION 10.2     Notices.   (a)  Except as otherwise expressly
provided herein, all notices and other communications under this Agreement shall be in writing and shall be sufficiently given if made by hand delivery, by overnight courier service, by facsimile, or by registered or certified mail, postage-prepaid and return receipt requested, to the party to which such notice is directed at its address as follows:

     (i)  If to the Borrower, to it at:

     Central Vermont Public Service Corporation
     77 Grove Street
     Rutland, Vermont, 05701
     Attn:  Treasurer
     Telephone:  (802) 773-2711
     Telecopy:  (802) 747-2139

     (ii)  If to the Agent, to it at:

     Toronto Dominion (Texas), Inc.
     909 Fannin, Suite 1700
     Houston, TX 77010
     Attn:  Manager, Agency
     Telephone:  (713) 653-8231
     Telecopy:   (713) 951-9921

     (iii) If to the Lenders, to them at the addresses set forth opposite their names on Schedule 1 hereto.

     (b) Any notice or other communication under this Agreement shall be deemed to have been duly given or made as of the date delivered, if by hand delivery or overnight courier service; when receipt is confirmed, if by facsimile; and five calendar days after mailing, if by registered or certified mail as provided herein; provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.2, 2.4, 2.5, 2.6, 2.7, 2.9, 2.10 or 2.11 shall not be effective until received.

     (c) Any party hereto may designate additional or different addresses to which notices hereunder shall be directed by giving written notice thereof to the other parties as provided herein.

     SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     SECTION 10.5     Expenses; Indemnity.   (a)  The Borrower agrees to
pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent in connection with the administration of and performance of its obligations under the Loan Documents or the enforcement or protection of the rights of the Agent or the Lenders under the Loan Documents or in connection with the Loans made or the Notes issued hereunder or the other transactions contemplated hereby, including the fees and disbursements of Paul, Hastings, Janofsky & Walker LLP, counsel for the Agent. The Borrower further agrees that it shall indemnify the Lenders and the Agent from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

     (b) The Borrower agrees to indemnify each Lender and the Agent and their directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all actual (and not consequential) losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the transactions contemplated thereby,
(ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or from the breach by such Indemnitee of its obligations hereunder.

     (c) The provisions of this Section 10.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Indemnitee. All amounts due under this Section 10.5 shall be payable on written demand therefor, subject to the right of the indemnifying party to challenge such payment in good faith as set forth in this Section 10.5.

     SECTION 10.6     Successors and Assigns; Participations and
Assignments.   (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Subject to the consent of the Borrower (except if the Borrower is in default pursuant to Section 8(f)) and the Agent, which consent may not be unreasonably withheld, any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents in an amount equal to the greater of $5,000,000 (or any multiple thereof) and the entire amount of the then outstanding Loans of such selling Lender. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section 2.14; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Subject to the consent of the Borrower (except if the Borrower is in default pursuant to Section 8(f)) and the Agent, which consent may not be unreasonably withheld, any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the reasonable consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an assignment and acceptance in form reasonably satisfactory to the Agent and the Borrower (an "Assignment and Acceptance"), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) and delivered to the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraphs (a) and
(e) of this subsection, the consent of the Borrower shall not be required, and unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when the events described in Section 8(f) shall have occurred and be continuing.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent), the Agent shall
(i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in its register and give notice of such acceptance and recordation to the Lenders and the Borrower.

     (e) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

     (f) Any Lender may at any time assign all or any portion of its rights under this Agreement and any of its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

     SECTION 10.7 Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all the obligations, of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement, or such other Loan Document and although such obligations may be contingent or unmatured. The rights of each of the Lenders under this Section 10.7 are in addition to other rights and remedies (including other rights of setoff) which it may have.

     SECTION 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 10.9 Integration. This Agreement represents the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     SECTION 10.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     SECTION 10.11 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     SECTION 10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the federal and state courts sitting in the State of New York, and the appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

     SECTION 10.13 Acknowledgments. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

     SECTION 10.14 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date first above written.


CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By: /s/  Jonathan W. Booraem
Name:  Jonathan W. Booraem
Title:  Treasurer


TORONTO DOMINION (TEXAS), INC.,
as Agent

By:  /s/  Jano Mott
Name:  Jano Mott
Title:  Vice President

LENDERS:

TORONTO DOMINION (NEW YORK), INC.

By:  /s/  Debbie A. Greene
Name:  Debbie A. Greene
Title:  Vice President


BANKBOSTON, N.A.

By:  /s/  Virginia Ryan
Name:  Virginia Ryan
Title:  Vice President


FLEET NATIONAL BANK

By:  /s/  Robert D. Lanigan
Name:  Robert D. Lanigan
Title:  Director


CITIZENS BANK NEW HAMPSHIRE

By: /s/  Vernon Studer
Name:  Vernon Studer
Title:  Vice President

                            Schedule 1

                      COMMITMENTS OF THE LENDERS

Lender               Address                Commitment     Commitment
                                                           Percentage
------               -------                ----------     ----------

Toronto Dominion     909 Fannin, Houston,
(New York), Inc.     TX  77010              $15,000,000     30%

BankBoston           100 Federal Street
                     Boston, MA 02110        10,000,000     20%

Citizens Bank        20 West Park Street
                     Lebanon, NH 03766        7,500,000     15%

Fleet National Bank  One Federal Street
                     Boston, MA 02110        17,500,000     35%

Total                                       $50,000,000     100%

                                                        Schedule 2
                                                            to
                                                      CREDIT AGREEMENT


                        FORM OF REVOLVING LOAN NOTE


                                                      November__, 1997
$XX,000,000                                           New York, New York


     For value received, CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a Vermont corporation (the "Borrower"), hereby unconditionally promises to pay on the Revolving Loan Maturity Date to the order of [each Lender], (the "Lender"), in lawful money of the United States of America and in immediately available funds, a principal sum equal to _____________________ Dollars ($XX,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower under and pursuant to the Credit Agreement dated as of November __, 1997 (as amended from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto, including the Lender, and Toronto Dominion (Texas), Inc., as Agent (together with its successors in such capacity, the "Agent") and as Agent. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates determined in accordance with the Credit Agreement. All payments of principal and interest with respect to this Note shall be made by the Borrower at the office of the Agent at 909 Fannin, Suite 1700, Houston, Texas 77010, or such other office as shall be from time to time specified by the Agent to the Borrower.

     The holder of this Note shall, and is hereby irrevocably authorized by the Borrower to, endorse on the Loan Schedule attached hereto and forming a part hereof (and on separate continuations of such Loan Schedule which shall be attached hereto and form a part hereof), or otherwise to record on the Lender's internal records, appropriate notations evidencing the date, Type and amount of each Revolving Loan made under and pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal of this Note which is received by the Lender and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Lender to make any such notations or any error therein shall not affect any of the Borrower's obligations in respect of this Note or obligate the Borrower to pay any amounts in excess of the amounts otherwise payable by the Borrower hereunder.

     This Note is one of the Revolving Loan Notes referred to in the Credit Agreement and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement, which, among other things, contains provisions for the repayment hereof and also for optional and mandatory prepayments hereof under certain conditions. Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

     The Borrower waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note (other than such of the foregoing as are expressly required by the terms of the Credit Agreement) and, to the fullest extent permitted by applicable law, assents to any extension or postponement of the time of payment or any other indulgence, to any substitutions, exchange or release of collateral and to the addition or release of any other party or person, primarily or secondarily liable.

     Terms defined in the Credit Agreement are used herein as therein defined.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK DETERMINED WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed and delivered under seal by its officer thereunto duly authorized as of the date hereof.

CENTRAL VERMONT PUBLIC
SERVICE CORPORATION

By:
Name:
Title:

                 LOAN SCHEDULE TO REVOLVING LOAN NOTE

             Loans, Conversions and Payments of ABR Loans

Date

Amount of ABR Loans

Amount of Principal Repaid

Amount of ABR Loans Converted to Eurodollar Loans

Amount of Eurodollar Loans Converted to ABR Loans

Unpaid Principal Balance of ABR Loans

Notation Made By

                  LOAN SCHEDULE TO REVOLVING LOAN NOTE

            Loans, Conversions and Payments of Eurodollar Loans

Date

Amount of Eurodollar Loans

Amount of Principal Repaid

Amount of Eurodollar Loans Converted to ABR Loans

Amount of ABR Loans Converted to Eurodollar Loans

Unpaid Principal Balance of Eurodollar Loans

Notation Made By

                                                       Schedule 3
                                               of the Credit Agreement


                [Form of Opinion of Counsel to the Borrower]


                                                     November __, 1997

The Toronto-Dominion Bank
909 Fannin Street
Houston, Texas 77010

Ladies and Gentlemen:

     I am [General Counsel] to Central Vermont Public Service Corporation, a corporation organized and existing under the laws of the State of Vermont (the "Company"). In that capacity I am familiar with the matters relating to the preparation, execution and delivery of a Credit Agreement (the "Credit Agreement") dated as of October __, 1997 among the Company and Toronto-Dominion (Texas), Inc. (the "Bank") and the Lenders named therein.

     This opinion is furnished to you pursuant to Section 5.1(b) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth therein unless otherwise defined herein.

     I have examined copies of the following instruments and documents:
(i) the Articles of Association and By-laws of the Company; (ii) the Credit Agreement; (iii) the resolutions dated October 6, 1997, of the Company's Board of Directors; (iv) the Existing Letter of Credit; and (v) the other Loan Documents. I have also reviewed, and to the extent I have deemed appropriate relied upon, certificates of officers of the Company or of government officials as to certain factual matters. In addition, I have reviewed such other instruments and documents as I have deemed necessary or appropriate as the basis for the opinion hereinafter expressed, and I have conducted such other investigations of fact and law as I have considered appropriate.

     I have made no investigation with respect to the franchises, licenses and permits of the company in the State of New Hampshire, or with respect to the jurisdiction of the New Hampshire Public Utilities Commission over the execution, delivery and performance by the Company of the Credit Agreement, as to which matters I refer you to the opinion of Ransmeier & Spellman of even date herewith, a copy of which has been furnished to me and upon which I am relying with respect to such matters. I have made no investigation with respect to the franchises, licenses and permits of the Company in the State of Connecticut, or with respect to the jurisdiction of the Connecticut Department of Business Regulation - Division of Public Utility Control over the execution, delivery and performance by the Company of the Credit Agreement, as to which matters I refer to the opinion of Day, Berry & Howard of even date herewith, a copy of which has been furnished to me and upon which I am relying with respect to such matters. I have made no investigation with respect to the franchises, licenses and permits of the Company in the State of Maine, or with respect to the jurisdiction of the Maine Public Utilities Commission over the execution, delivery and performance by the Company of the Credit Agreement, as to which matters I refer you to the opinion of Verrill & Dana of even date herewith, a copy of which has been furnished to me and upon which I am relying with respect to such matters. I have made no investigation with respect to the franchises, licenses and permits of the Company in the State of New York or with respect to the jurisdiction of the New York Public Service Department - Utilities Efficiency Division over the execution, delivery and performance by the Company of the Credit Agreement, as to which matters I refer you to the opinion of _____________ of even date herewith, a copy of which has been furnished to me and upon which I am relying with respect to such matters.

     Based upon the foregoing I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is duly qualified to do business in and is in good standing as a foreign corporation under the laws of the States of New Hampshire, Connecticut, Maine and New York and of any other state in which the ownership of its properties or the conduct of its business makes such qualification necessary.

     2. The execution, delivery and performance by the Company of the Loan Documents are within the Company's corporate power, has been duly authorized by all necessary corporate action, and does not contravene (i) the Company's Articles of Association or By-laws, (ii) any law, rule or regulation applicable to the Company or (iii) any contractual or legal restriction binding on or affecting the Company, and does not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

     3. No authorization, approval or other action by, and no notice to or filing or registration with, any Governmental Authority or regulatory body including, without limitation, the Industrial Development Authority of the State of Vermont, the Vermont Public Service Board, the New Hampshire Public Utilities Commission, the Connecticut Department of Business Regulation - Division of Public Utility Control, the New York Public Service Department - Utilities Efficiency Division and the Maine Public Utilities Commission is required for the due execution, delivery and performance by the Company of the Loan Documents (other than approvals or waivers, as the case may be, from appropriate governmental authorities or regulatory bodies of each of the States of Vermont, New Hampshire, Connecticut, Maine and New York, which may be necessary for extension of the Maturity Date pursuant to Section 2.6(b) of the Credit Agreement, as to which approvals or waivers I express no opinion herein).

     4. Each of the Credit Agreement and the other Loan Documents to which the Company is a party is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

     5. There is no pending action or proceeding before any court, governmental agency or arbitrator against or directly involving the Company and, to the best of the Company's knowledge, there is no threatened action or proceeding affecting the Company before any court, governmental agency or arbitrator which, in any case, may materially and adversely affect the financial condition or operations of the Company or which seeks to restrain or would otherwise have a material adverse effect on the transactions contemplated by the Loan Documents.

     I express no opinion as to any question of law other than the law of the State of Vermont and the law of the United States of America.

Very truly yours,

                                                          Schedule 4
                                                 To Credit Agreement



                           BORROWING CERTIFICATE


     This Borrowing Certificate is provided as of this ___ day of __________, 199_ pursuant to Section 5.2(c) of the Credit Agreement, dated as of November __, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Central Vermont Public Service Corporation (the "Borrower"), the Lenders named therein, and Toronto Dominion (Texas), Inc., as Agent.

     The undersigned Responsible Officer of the Borrower hereby certifies that:

     1. The undersigned Responsible Officer of the Borrower is familiar with the terms of the Credit Agreement.

     2. Each of the representations and warranties made by the Borrower and set forth in the Credit Agreement and the other Loan Documents or contained in any certificate, document or financial or other statement furnished pursuant thereto or in connection therewith is true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof.

     3. Immediately prior to and immediately after the making of the Loans requested hereby, no Default or Event of Default has or will have occurred and be continuing.

     4. Each of the conditions precedent for the making of the Loans requested hereby set forth in Article V of the Credit Agreement have been satisfied.

     5. The Borrower hereby requests that Loans in the aggregate amount of $____________ be made by the Lenders as follows:

Borrowing Date:

Term Loan:
Eurodollar Loan: $                 Interest Period:
ABR Loan:  $

Revolving Loan:
Eurodollar Loan: $                 Interest Period:
ABR Loan:  $


     6. The Borrower hereby requests that the proceeds of such Loans be made available to the Borrower by wiring such amount in immediately available funds to the following account:

Bank:____________________________________
ABA No.:_________________________________
Account No.:_____________________________
Account Name:____________________________
Reference:_______________________________

     7. The Borrower represents that the attached Schedule accurately lists the date, the Lender, the amount and the status of each borrowing heretofore made pursuant to the Credit Agreement, and has been updated upon each such borrowing.

     Capitalized items not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Borrower has hereunto set his or her hand as of the date first above written.


CENTRAL VERMONT PUBLIC
SERVICE CORPORATION

By:_____________________________
Name:
Title:

               LOAN SCHEDULE TO BORROWING NOTICE NOTE

Date

Amount of Eurodollar Loans

Amount of Eurodollar Loans Converted to ABR Loans

Amount of ABR Loans Converted to Eurodollar Loans

Amount of Auction Advances

Notation Made By

                                                         Schedule 5
                                                To Credit Agreement

                    Notice to Borrower of Auction Offer





Central Vermont Public Service Corporation
77 Grove Street
Rutland, VT 05701

Attn: Cash Management Coordinator


     In respect of your Notice of an Auction Borrowing of even date herewith pursuant to Section 3.1(a)(i) of the Credit Agreement dated as of November __, 1997 among Toronto Dominion (Texas), Inc., the Lenders named therein and you, the undersigned proposes to make an Auction Offer with the following terms:

Minimum Amount:            $______________
Maximum Amount:            S______________
Interest Rate:             _______________
Interest Period:           _______________
Applicable Lending Office: _______________
                           _______________
                           _______________

     We await your response.

[Lender]_________________________

Name: ___________________________
Title: __________________________
Duly Authorized

                                                        Schedule 6
                                               To Credit Agreement

                      Responsible Officer Letter


Toronto Dominion (Texas), Inc.
909 Fannin, Suite 1700
Houston, TX 77010

Attn:     Manager, Agency

     Re:  Responsible Officer/
          Central Vermont Credit Facility

Dear Sirs:

     Pursuant to the Terms of the Credit Agreement dated as of _________________, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Central Vermont Public Service Corporation, the Lenders named therein, and Toronto Dominion (Texas), Inc., as Agent, the undersigned hereby designates the following persons as "Responsible Officers" of the Borrower pursuant to the terms of the Credit Agreement:

______________________

______________________

______________________

Very truly yours,


_____________________________
[Chief Financial Officer, President or Treasurer]

                                                           Schedule 7
                                                  To Credit Agreement


                          Form of Auction Note


Up to U.S.$25,000,000                        Dated: November __, 1997


     FOR VALUE RECEIVED, the undersigned, Central Vermont Public Service Corporation, a Vermont corporation (the "Borrower"), HEREBY PROMISES TO PAY TO the order of _______________ (the "Lender") for the account of its Applicable Lending Officer (as defined in the Credit Agreement dated as of November 5, 1997 (the "Credit Agreement"), on or after November 7, 1997, the principal amount of up to Twenty Five Million Dollars ($25,000,000).

     The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided in the Notice to Borrower of Auction Offer.

     Both principal and interest are payable in lawful money of the United States of America to or the account of the Lender at its office, in same day funds, free and clear of and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings (other than United States withholding taxes, if applicable), and all liabilities with respect thereto.

     The holder of this Note shall, and is hereby irrevocably authorized by the Borrower to, endorse on the Loan Schedule attached hereto and forming a part hereof (and on separate continuations of such Loan Schedule which shall be attached hereto and form a part hereof), or otherwise to record on the Lender's internal records, appropriate notations evidencing the date and amount of each Auction Borrowing made under and pursuant to the Credit Agreement, each continuation thereof, the date and amount of each payment or prepayment of principal of this Note which is received by the Lender, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Lender to make any such notations or any error therein shall not affect any of the Borrower's obligations in respect of this Note or obligate the Borrower to pay any amounts in excess of the amounts otherwise payable by the Borrower hereunder.

     This Note is the Auction Note referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement. Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

     The Borrower waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note (other than such of the foregoing as are expressly required by the terms of the Credit Agreement) and, to the fullest extent permitted by applicable law, assents to any extension or postponement of the time of payment or any other indulgence, to any substitutions, exchange or release of collateral and to the addition or release of any other party or person, primarily or secondarily liable.

     Terms defined in the Credit Agreement are used herein as therein defined.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK DETERMINED WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

     IN WITNESS WHEREOF, the Borrower has caused this Auction Note to be duly executed and delivered under seal by its officer thereunto duly authorized as of the date hereof.

CENTRAL VERMONT PUBLIC
SERVICE CORPORATION

By:______________________
Name:
Title:

                      LOAN SCHEDULE TO AUCTION NOTE


Date

Amount of Auction Advance

Amount of Principal Repaid

Name of Lender

Unpaid Principal Balance of Auction Advance

Notation Made By

                           TABLE OF CONTENTS

                                                                Page
                                ARTICLE I
                               DEFINITIONS

SECTION 1.1     Defined Terms                                     1
SECTION 1.2     Other Definitional Provisions                    14

                                ARTICLE II
                      AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1     Revolving Loans                                  15
SECTION 2.2     Procedure for Revolving Loans                    15
SECTION 2.3     Fees                                             16
SECTION 2.4     Interest Rates and Payment Dates                 17
SECTION 2.5     Pro Rata Treatment                               18
SECTION 2.6     Repayment of Loans; Term                         19
SECTION 2.7     Payments                                         20
SECTION 2.8     Revolving Loan Note                              20
SECTION 2.9     Optional Prepayments                             21
SECTION 2.10    Conversion and Continuation Options              21
SECTION 2.11    Inability to Determine Interest Rate             22
SECTION 2.12    Change in Legality                               23
SECTION 2.13    Increased Costs                                  23
SECTION 2.14    Taxes                                            25
SECTION 2.15    Indemnity                                        27

                               ARTICLE III
                            AUCTION ADVANCES

SECTION 3.1     The Auction Advance                              28
SECTION 3.2     Conditions Precedent to Each Auction Borrowing   31

                               ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

SECTION 4.1     Incorporation and Good Standing                  32
SECTION 4.2     Corporate Power and Authority                    32
SECTION 4.3     No Conflicts                                     32
SECTION 4.4     Governmental Approvals                           33
SECTION 4.5     Legally Enforceable Agreements                   33
SECTION 4.6     Financial Statements                             33
SECTION 4.7     Litigation                                       33
SECTION 4.8     Margin Stock                                     34
SECTION 4.9     ERISA                                            34
SECTION 4.10    Environmental Matters                            34
SECTION 4.11    No Default; Compliance                           35
SECTION 4.12    Investment Company Act                           35
SECTION 4.13    Taxes                                            35
SECTION 4.14    No Material Adverse Effect                       35
SECTION 4.15    Statements; Certificates                         35

                              ARTICLE V
                         CONDITIONS PRECEDENT

SECTION 5.1     Conditions to Closing                            36
SECTION 5.2     Conditions to Each Loan                          37

                             ARTICLE VI
                        AFFIRMATIVE COVENANTS

SECTION 6.1     Payment of Taxes, Etc                            38
SECTION 6.2     Maintenance of Insurance                         38
SECTION 6.3     Preservation of Corporate Existence, Etc         38
SECTION 6.4     Compliance with Laws, Etc                        39
SECTION 6.5     Visitation Rights                                39
SECTION 6.6     Keeping of Books                                 39
SECTION 6.7     Reporting Requirements                           39

                             ARTICLE VII
                         NEGATIVE COVENANTS

SECTION 7.1     Liens                                            41
SECTION 7.2     Sale of Assets                                   41
SECTION 7.3     Mergers, Etc                                     42
SECTION 7.4     Compliance with ERISA                            42
SECTION 7.5     Change in Nature of Business                     42
SECTION 7.6     Consolidated Leverage Ratio                      42

                            ARTICLE VIII
                          EVENTS OF DEFAULT

SECTION 8.1     Events of Default                                43

                             ARTICLE IX
                             THE AGENT

SECTION 9.1     Appointment                                      45
SECTION 9.2     Delegation of Duties                             46
SECTION 9.3     Exculpatory Provisions                           46
SECTION 9.4     Reliance by Agent                                46
SECTION 9.5     Notice of Default                                47
SECTION 9.6     Non-Reliance on Agent and Other Lenders          47
SECTION 9.7     Indemnification                                  48
SECTION 9.8     Agent in Its Individual Capacity                 48
SECTION 9.9     Successor Agent                                  48

                             ARTICLE X
                           MISCELLANEOUS

SECTION 10.1     Amendments and Waivers                          49
SECTION 10.2     Notices                                         50
SECTION 10.3     No Waiver; Cumulative Remedies                  51
SECTION 10.4     Survival of Representations and Warranties      51
SECTION 10.5     Expenses; Indemnity                             51
SECTION 10.6     Successors and Assigns; Participations
                  and Assignments                                52
SECTION 10.7     Right of Setoff                                 54
SECTION 10.8     Severability                                    55
SECTION 10.9     Integration                                     55
SECTION 10.10    GOVERNING LAW                                   55
SECTION 10.11    WAIVERS OF JURY TRIAL                           55
SECTION 10.12    Submission To Jurisdiction; Waivers             55
SECTION 10.13    Acknowledgments                                 56
SECTION 10.14    Counterparts                                    56

SCHEDULES:

Schedule 1     Commitments of the Lenders
Schedule 2     Form of Revolving Loan Note
Schedule 3     Form of Opinion of Counsel to Borrower
Schedule 4     Borrowing Certificate
Schedule 5     Notice of an Auction Borrowing
Schedule 6     Notice to Borrower of Auction Offer
Schedule 7     Responsible Officer Letter
Schedule 8     Form of Auction Note